NC GreenPower and Stoneville Solar LLC Generation Agreement

Stoneville Solar LLC

Attn: Mr. Jeff Alt

1107 Town Creek Road

Eden, NC 27288

Dear Mr. Alt:

We are pleased to inform you that you have been selected to participate as a solar energy Supplier to the NC GreenPower program. As a result of this participation in the program, NC GreenPower agrees to provide a premium of $0.15 per kWh for energy generated and supplied to the electric grid by means of the 9.9 kW solar photovoltaic generator installed at 302 South Henry Street in Stoneville. NC GreenPower agrees to provide this premium for up to 14,309 kWh per year.

Proof of system size is required prior to submitting your first request for payment. Systems other than the above agreed size will be cause for adjustment of the agreement terms. NC GreenPower reserves the right to inspect projects. By signing this agreement, Stoneville Solar LLC certifies that a Power Purchase Agreement (PPA) with the local utility will be signed prior to submitting the first request for payment, and that this generator is not net-metered.

The period of this agreement shall be for five years from its commencement. This agreement will begin upon the date of the signing of this agreement, or the date of commencement of generation to the grid, whichever occurs later. Generation to the grid is to commence by April 30, 2011, with proof of generation being provided by June 30, 2011. If generation to the grid has not begun by April 30, 2011, this agreement is voided and the owner will need to reapply to join the program under the terms available at that time. "Generating to the grid" is defined as having completed the interconnection process with the local servicing utility AND being able to prove through official documentation (e.g. - electric utility bill or statement) that generation has commenced and is being recorded on or prior to April 30, 2011.

•	The premium shall be paid by NC GreenPower within thirty (30) days of the receipt by NC GreenPower of official generation records supplied by the electric utility with which you have a current power purchase agreement (This information is usually noted on your monthly electric utility bill, a copy of which should be mailed, emailed, or faxed to NC GreenPower.)

•	Utility statements should be submitted quarterly, with the exception that December statements should be sent in promptly for year-end reporting.

•	NC GreenPower will withhold payment of monthly statements until the combined kilowatt hours reach a minimum premium of $10 due to the generator.

As a result of participation in the NC GreenPower program, Stoneville Solar LLC will relinquish all rights to the ownership of any Renewable Energy Credits ("RECs" or "green tags") associated with the energy generation for which NC GreenPower pays a premium. NC GreenPower will assume ownership of these Renewable Energy Credits upon payment of the NC GreenPower premium for the energy generation.

Payments can vary based on the fluctuating level of contributions we receive from participants and governmental regulation of the NC GreenPower program and therefore we reserve the right to adjust and or cancel the premium at any time.

In the event of any changes in the NC GreenPower program, this agreement can be terminated by NCGP at any time without notice and without any liability to you. In all events, NC GreenPower's aggregate liability to you for all causes of action related to or resulting from this agreement will not exceed the amount owed to you by NC GreenPower for energy that you have provided pursuant to the terms and conditions of this agreement.

Stoneville Solar LLC may cancel participation in the NC GreenPower program for any reason upon 30 days notice, either written or email. Renewable energy generators participating in the NC GreenPower program are listed on the NCGP website. Your signature on this document will indicate your agreement.

All official notices shall be delivered (i) personally, (ii) by registered or certified mail, postage prepaid, or (iii) by overnight courier service to the following address for NC GreenPower:

NC GreenPower Corporation

Attn: Maggy Inman

909 Capability Drive, Suite 2100

Raleigh, NC 27606-3870

In case any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto. No course of dealing or usage of trade shall be used to modify the terms hereof.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

This agreement is void unless signed copies are returned to NC GreenPower within 30 days from January 25, 2011.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first written below.

NC GreenPower Corporation

By:

Printed Name:	Margaret A. Inman
Title:	Vice President

Date:

Stoneville Solar LLC

By:	/s/ Jeffery L. Alt

Printed Name:	JEFFERY L. ALT

Title:

Date:	2/3/11

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